Exhibit 99.1
Post Holdings Reports Results for the Fourth Quarter and Fiscal Year 2020
St. Louis - November 19, 2020 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the fourth fiscal quarter and fiscal year ended September 30, 2020.
Highlights:
•Fourth quarter net sales of $1.4 billion; operating profit of $178.9 million; net earnings of $57.0 million and Adjusted EBITDA of $274.8 million
•Fiscal year net sales of $5.7 billion; operating profit of $700.5 million; net earnings of $0.8 million and Adjusted EBITDA of $1,140.5 million
•Generated $625.6 million in cash from operations in fiscal year 2020
Basis of Presentation
On October 21, 2019, the initial public offering (the “IPO”) of a minority interest in the BellRing Brands business, Post’s historical active nutrition business, was completed. Post fully consolidates the results of BellRing Brands, Inc. (“BellRing”) and its subsidiaries within Post’s financial statements and effective October 21, 2019 allocates 28.8% of BellRing’s consolidated net earnings/loss and net assets to noncontrolling interest within Post’s financial statements. On July 1, 2020, Post completed the acquisition of Henningsen Foods, Inc. (“Henningsen”), the results of which are included in the Foodservice segment.
Fourth Quarter Consolidated Operating Results
Net sales were $1,411.3 million, a decrease of 2.2%, or $31.5 million, compared to the prior year period net sales of $1,442.8 million. Net sales growth in BellRing Brands, Weetabix and Refrigerated Retail was offset by declines in Foodservice and Post Consumer Brands. Gross profit was $440.3 million, or 31.2% of net sales, a decrease of $11.9 million compared to the prior year period gross profit of $452.2 million, or 31.3% of net sales.
Selling, general and administrative (“SG&A”) expenses were $229.8 million, or 16.3% of net sales, a decrease of $15.7 million compared to the prior year period SG&A expenses of $245.5 million, or 17.0% of net sales. Operating profit was $178.9 million, an increase of 74.4%, or $76.3 million, compared to the prior year period operating profit of $102.6 million. Operating profit in the fourth quarter of 2019 included non-cash goodwill and other intangible asset impairments of $63.3 million, which are discussed later in this release and were treated as adjustments for non-GAAP measures.
Net earnings were $57.0 million, an increase of 193.3%, or $118.1 million, compared to the prior year period net loss of $61.1 million. Net earnings/loss included income on swaps, net of $5.3 million in the fourth quarter of 2020 and expense on swaps, net of $105.7 million in the fourth quarter of 2019, which is discussed later in this release and was treated as an adjustment for non-GAAP measures. Net earnings/loss included equity method losses, net of tax of $8.3 million and $11.3 million in the fourth quarter of 2020 and 2019, respectively. Net earnings/loss excluded net earnings attributable to noncontrolling interest of $10.3 million and $0.4 million in the fourth quarter of 2020 and 2019, respectively. Diluted earnings per common share were $0.83, compared to a loss of $0.84 in the prior year period. Adjusted net earnings were $39.5 million, or $0.58 per diluted common share, compared to the prior year period Adjusted net earnings of $107.0 million, or $1.43 per diluted common share.
Adjusted EBITDA was $274.8 million, a decrease of 9.5%, or $28.8 million, compared to the prior year period Adjusted EBITDA of $303.6 million, with the decrease driven by Foodservice. Adjusted EBITDA in the fourth quarter of 2020 included an adjustment of $9.8 million primarily for the portion of BellRing’s consolidated net earnings which was allocated to noncontrolling interest, resulting in Adjusted EBITDA including 100% of the consolidated Adjusted EBITDA of BellRing.
Fiscal Year 2020 Consolidated Operating Results
Net sales were $5,698.7 million, an increase of 0.3%, or $17.6 million, compared to the prior year net sales of $5,681.1 million. Gross profit was $1,787.4 million, or 31.4% of net sales, a decrease of $4.7 million compared to the prior year gross profit of $1,792.1 million, or 31.5% of net sales.

SG&A expenses were $934.3 million, or 16.4% of net sales, an increase of $22.7 million compared to the prior year SG&A expenses of $911.6 million, or 16.0% of net sales. Operating profit was $700.5 million, a decrease of 10.3%, or $80.5 million, compared to the prior year operating profit of $781.0 million. Fiscal year 2019 operating profit included a $126.6 million gain related to the separate capitalization of 8th Avenue Food & Provisions, Inc. (“8th Avenue”) and non-cash goodwill and other intangible asset impairments of $63.3 million, both of which were treated as adjustments for non-GAAP measures.
Net earnings were $0.8 million, a decrease of 99.4%, or $123.9 million, compared to the prior year net earnings of $124.7 million. Net earnings included loss on extinguishment of debt of $72.9 million and $6.1 million in fiscal years 2020 and 2019, respectively. Net earnings included expense on swaps, net of $187.1 million and $306.6 million in fiscal years 2020 and 2019, respectively. Loss on extinguishment of debt and expense on swaps, net are discussed later in this release and were treated as adjustments for non-GAAP measures. Net earnings included equity method losses, net of tax of $30.9 million and $37.0 million in fiscal years 2020 and 2019, respectively. Net earnings excluded net earnings attributable to noncontrolling interest of $28.2 million and $1.3 million in fiscal years 2020 and 2019, respectively. Diluted earnings per share were $0.01, compared to $1.66 in the prior year. Adjusted net earnings were $189.8 million, or $2.71 per diluted common share, compared to the prior year Adjusted net earnings of $378.0 million, or $5.03 per diluted common share.
Adjusted EBITDA was $1,140.5 million, a decrease of 5.8%, or $69.9 million, compared to the prior year Adjusted EBITDA of $1,210.4 million. Adjusted EBITDA for fiscal year 2020 included an adjustment of $26.4 million primarily for the portion of BellRing’s consolidated net earnings which was allocated to noncontrolling interest, resulting in Adjusted EBITDA including 100% of the consolidated Adjusted EBITDA of BellRing.
Post Consumer Brands
North American ready-to-eat (“RTE”) cereal.
For the fourth quarter, net sales were $471.9 million, a decrease of 3.2%, or $15.5 million, compared to the prior year period. Volumes decreased 6.3%, as growth in Post branded cereals was offset by declines in private label and government bid business (primarily resulting from the decision to exit certain low-margin business), Malt-O-Meal bag cereal and licensed brand cereal. Reduced promotional spending and favorable mix partially offset the negative impact of the volume decline. Segment profit was $92.9 million, an increase of 6.5%, or $5.7 million, compared to the prior year period. Segment Adjusted EBITDA was $121.3 million, an increase of 0.2%, or $0.2 million, compared to the prior year period.
For fiscal year 2020, net sales were $1,949.1 million, an increase of 3.9%, or $73.2 million, compared to the prior year. Segment profit was $393.5 million, an increase of 16.7%, or $56.4 million, compared to the prior year. Segment Adjusted EBITDA was $507.9 million, an increase of 9.7%, or $44.8 million, compared to the prior year.
Weetabix
Primarily United Kingdom RTE cereal and muesli.
For the fourth quarter, net sales were $113.7 million, an increase of 8.5%, or $8.9 million, compared to the prior year period and reflected a favorable foreign currency exchange rate tailwind of approximately 450 basis points. Volume growth of 5.0% was driven by extruded products (resulting from lapping capacity constraints in the prior year period) and biscuit products, which were partially offset by declines in drink products (resulting from reduced on-the-go consumption in reaction to the COVID-19 pandemic). Segment profit was $28.0 million, an increase of 9.8%, or $2.5 million, compared to the prior year period. Segment Adjusted EBITDA was $37.9 million, an increase of 12.1%, or $4.1 million, compared to the prior year period.
For fiscal year 2020, net sales were $440.4 million, an increase of 5.3%, or $22.2 million, compared to the prior year. Segment profit was $112.3 million, an increase of 18.5%, or $17.5 million, compared to the prior year. Segment Adjusted EBITDA was $146.6 million, an increase of 14.1%, or $18.1 million, compared to the prior year.
Foodservice
Primarily egg and potato products.
For the fourth quarter, net sales were $320.5 million, a decrease of 23.3%, or $97.1 million, compared to the prior year period and included a 290 basis point benefit from Henningsen. Volumes for the fourth quarter decreased 22.7% (including a 130 basis point benefit from Henningsen), driven by lower away-from-home demand in reaction to the COVID-19 pandemic in various channels, including full service restaurants, quick service restaurants, education and travel and lodging. Egg volumes declined 22.6% (including an 80 basis point benefit from Henningsen) and potato volumes declined 26.8%.

Segment loss was $4.9 million, a decrease of 112.3%, or $44.7 million, compared to the prior year period. Segment Adjusted EBITDA was $23.7 million, a decrease of 69.4%, or $53.8 million, compared to the prior year period. Fourth quarter 2020 segment loss and segment Adjusted EBITDA were negatively impacted by (i) lost contribution margin on reduced volumes and unfavorable customer, product and channel mix, (ii) unfavorable fixed cost absorption driven by a reduction in volumes produced, (iii) lower net pricing (resulting from an unfavorable mix, lower market-based pricing and temporary price reductions to move excess and short-dated inventory) and (iv) increased reserves for obsolete and donated inventory on short-dated products.
For fiscal year 2020, net sales were $1,361.8 million, a decrease of 16.3%, or $265.6 million, compared to the prior year. Segment profit was $25.6 million, a decrease of 87.1%, or $172.8 million, compared to the prior year. Segment Adjusted EBITDA was $144.0 million, a decrease of 53.5%, or $166.0 million, compared to the prior year.
Refrigerated Retail
Primarily side dish, egg, cheese and sausage products.
For the fourth quarter, net sales were $223.4 million, an increase of 2.0%, or $4.3 million, compared to the prior year period and benefited from improved average net pricing in side dishes. Volumes decreased 5.5% as growth in sausage was offset by declines in egg and cheese products. Side dish volumes were relatively flat as strong growth in Bob Evans branded side dishes was offset by declines in deli products and private label (resulting from the decision to exit certain low-margin business). Egg volumes declined 19.2% driven by declines in deli products (resulting from COVID-19 related in-store deli closures) and low-margin exited business. Volume information for additional products is disclosed in a table presented later in this release. Segment profit was $27.1 million, an increase of 21.5%, or $4.8 million, compared to the prior year period. Segment Adjusted EBITDA was $46.2 million, an increase of 11.6%, or $4.8 million, compared to the prior year period.
For fiscal year 2020, net sales were $961.2 million, an increase of 5.9%, or $53.9 million, compared to the prior year. Segment profit was $125.6 million, an increase of 32.1%, or $30.5 million, compared to the prior year. Segment Adjusted EBITDA was $200.5 million, an increase of 14.8%, or $25.9 million, compared to the prior year.
BellRing Brands
Ready-to-drink (“RTD”) protein shakes, other RTD beverages, powders and nutrition bars.
For the fourth quarter, net sales were $282.6 million, an increase of 31.7%, or $68.1 million, compared to the prior year period. Premier Protein net sales increased 37.2%, with volumes up 40.6%. Net sales benefited from RTD shake distribution gains for both existing and new products, incremental promotional activity and lapping a reduction in customer trade inventory levels in the prior year period. Additionally, net sales benefited from an increase in customer trade inventory levels, as RTD shake shipments exceeded consumption driven by certain promotional events and retailer shelf resets that occurred early in the first quarter of 2021. Dymatize and PowerBar net sales increased 14.5% and 1.0%, respectively. Segment profit was $49.0 million, an increase of 21.6%, or $8.7 million, compared to the prior year period and included $2.0 million of incremental public company costs. Segment Adjusted EBITDA was $56.7 million, an increase of 20.9%, or $9.8 million, compared to the prior year period.
For fiscal year 2020, net sales were $988.3 million, an increase of 15.7%, or $133.9 million, compared to the prior year. Segment profit was $164.0 million, a decrease of 6.3%, or $11.1 million, compared to the prior year and included $13.1 million of higher marketing and consumer advertising expenses and $8.4 million of incremental public company costs. Segment profit for fiscal years 2020 and 2019 included transaction costs of $1.9 million and $0.4 million, respectively, related to BellRing’s separation from Post, which were treated as adjustments for non-GAAP measures. Segment Adjusted EBITDA was $197.2 million, a decrease of 1.8%, or $3.6 million, compared to the prior year.
As of September 30, 2020, BellRing had $703.7 million in total principal value of debt and $48.7 million in cash and cash equivalents.
For further information, please refer to the BellRing fourth quarter and fiscal year 2020 earnings release and conference call (the details of which are included later in this release).
Impairment of Goodwill and Other Intangible Assets
Post did not record any non-cash goodwill or other intangible asset impairments in the fourth quarter of 2020. Non-cash goodwill and other intangible asset impairments of $63.3 million were recorded in the fourth quarter of 2019 in the Refrigerated Retail segment. The goodwill impairment charge of $48.7 million in the fourth quarter of 2019 related to the cheese business and primarily resulted from lost distribution with customers and a shift in supplier and consumer preferences to private label cheese products and away from branded cheese products. The intangible asset impairment charge of $14.6 million in the fourth quarter of 2019 related to the All Whites trademark and resulted from a strategic decision to discontinue use of All Whites as all products previously sold under All Whites are now being marketed and sold under Bob Evans Egg Whites.
Interest, Loss on Extinguishment of Debt, (Income) Expense on Swaps and Income Tax
Interest expense, net was $95.3 million in the fourth quarter of 2020, compared to $91.9 million in the fourth quarter of 2019. In fiscal year 2020, interest expense, net was $388.6 million, compared to $322.4 million in fiscal year 2019. Interest expense, net in the fourth quarter of 2020 included $13.5 million attributable to BellRing primarily in connection with the creation of BellRing’s capital structure in the first quarter of 2020. Interest expense, net in fiscal year 2020 included (i) $54.7 million attributable to BellRing and (ii) a loss of $8.4 million resulting from the reclassification of losses previously recorded in accumulated other comprehensive loss to interest expense. Interest expense, net in fiscal year 2019 included a gain of $31.0 million resulting from the reclassification of gains previously recorded in accumulated other comprehensive loss to interest expense. Excluding the aforementioned items, the remaining decrease for both periods was driven by the repayment of Post’s term loan in the first quarter of 2020 which resulted in an interest expense reduction of $14.8 million and $56.6 million in the fourth quarter of 2020 and fiscal year 2020, respectively.
Loss on extinguishment of debt, net of $72.9 million was recorded in fiscal year 2020 in connection with (i) Post’s repayment of its 5.50% senior notes due in March 2025 and 8.00% senior notes due in July 2025, (ii) Post’s repayment of the entire principal balance of its term loan in the first quarter of 2020, (iii) the assignment of debt to BellRing Brands, LLC related to the creation of BellRing’s capital structure in the first quarter of 2020 and (iv) the amendment and restatement of Post’s credit agreement in March 2020. Loss on extinguishment of debt, net of $6.1 million was recorded in fiscal year 2019 in connection with (i) Post’s repayment of $863.0 million in total principal value of its term loan, (ii) the assignment of debt to 8th Avenue related to its separate capitalization and (iii) Post’s open market purchases of $60.0 million in total principal value of certain senior notes.
(Income) expense on swaps, net relates to non-cash mark-to-market adjustments and cash settlements on interest rate swaps. Income on swaps, net was $5.3 million in the fourth quarter of 2020, compared to expense of $105.7 million in the fourth quarter of 2019. For fiscal year 2020, expense on swaps, net was $187.1 million, compared to $306.6 million in fiscal year 2019.
Income tax expense was $15.2 million in the fourth quarter of 2020, compared to a benefit of $43.5 million in the fourth quarter of 2019. For fiscal year 2020, income tax expense was $3.5 million, an effective income tax rate of 5.5%, compared to a benefit of $3.9 million in fiscal year 2019, an effective income tax rate of negative 2.5%. In fiscal year 2020, the effective income tax rate differed significantly from the statutory tax rate primarily as a result of rate differential on foreign income and discrete tax benefits, which largely related to Post’s equity method investment in 8th Avenue. In fiscal year 2019, the effective income tax rate differed significantly from the statutory rate as a result of discrete tax benefits, primarily relating to excess tax benefits for share-based payments and uncertain tax positions, which was partially offset by the tax impact of non-deductible goodwill impairment.
Share Repurchases
During the fourth quarter of 2020, Post repurchased 1.5 million shares of its common stock for $125.5 million at an average price of $86.69 per share. During fiscal year 2020, Post repurchased 6.1 million shares of its common stock for $587.7 million at an average price of $97.65 per share. At the end of the fourth quarter of 2020, Post had $289.5 million remaining under its share repurchase authorization.
Retirement of Board Member Jay W. Brown
On November 18, 2020, Jay W. Brown, a member of the Board of Directors of Post, notified Post of his decision to retire as a director of Post. Mr. Brown has been a member of Post’s Board of Directors since 2012, and is a member of the Corporate Governance and Compensation Committee and the Strategy and Financial Oversight Committee. Mr. Brown’s announced retirement was not due to any disagreement with Post on any matter. Mr. Brown’s retirement from the Board of Directors, and all committees thereof, will be effective on December 15, 2020.
COVID-19 Commentary
Post continues to monitor the impact of the COVID-19 pandemic on its business and remains focused on ensuring its ability to safeguard the health of its employees, including their economic health, maintaining the continuity of its supply chain to serve customers and consumers and preserving financial liquidity to mitigate the uncertainty caused by the pandemic.

Post products sold through food, drug, mass, club and eCommerce generally have continued to experience an uplift in sales in the fourth quarter of 2020, driven by increased at-home consumption in reaction to the COVID-19 pandemic.
Post’s foodservice business continues to be negatively impacted by lower away-from-home demand resulting from the impact of the COVID-19 pandemic on various channels, including full service restaurants, quick service restaurants, education and travel and lodging. From April lows, Post’s foodservice volumes improved in the second half of 2020, performing relatively in line with changes in the degree of restrictions on mobility and gathering. The trajectory of foodservice volume recovery is expected to continue to correlate with changes in the degree of restrictions on mobility and gathering.
The convenient nutrition category in which BellRing operates continues to be negatively impacted by changes in consumer behavior (primarily lower on-the-go consumption) in response to the COVID-19 pandemic. In the fourth quarter of 2020, the liquids and powders sub-categories returned to growth relatively in line with their pre-pandemic growth rates. However, the bar sub-category continues to experience year-over-year declines. International net sales for Dymatize and PowerBar improved when compared to the third quarter of 2020, but continue to be negatively impacted by changes in consumer behavior as discussed earlier. The trajectory of volume recovery for Dymatize and PowerBar is expected to be impacted by changes in the degree of restrictions on mobility and gathering, including closures of specialty retail stores and gyms.
As of September 30, 2020, Post had approximately $1.2 billion in cash and cash equivalents on hand and the available borrowing capacity under its revolving credit facility was $731.2 million (reflecting $18.8 million of outstanding letters of credit, a reduction in the borrowing capacity).
Outlook
Under the assumption the COVID-19 pandemic persists through Post’s second quarter, Post management expects Adjusted EBITDA for the first half of fiscal year 2021 to be between $520-$550 million and is expected to favor the first quarter.
Post management expects Post’s fiscal year 2021 capital expenditures to range between $225-$250 million, including approximately $4 million attributable to BellRing.
Post provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for income/expense on swaps, net, noncontrolling interest, equity method investment adjustment, transaction and integration costs, mark-to-market adjustments on commodity and foreign exchange hedges and other charges reflected in Post’s reconciliations of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Post’s Use of Non-GAAP Measures.”
BellRing Outlook
For fiscal year 2021, BellRing management expects net sales and Adjusted EBITDA to grow 8%-13% and 5%-10%, respectively, over fiscal year 2020 (resulting in a net sales range of $1.07-$1.12 billion and an Adjusted EBITDA range of $207-$217 million).
BellRing management expects the following:
•Net sales growth to be high single digits in the first half of 2021 and mid teens in the second half of 2021;
•Adjusted EBITDA growth to occur entirely in the second half of 2021, resulting from the timing of material and logistics cost increases, as well as incremental investments in brand building; and
•Quarterly Adjusted EBITDA pacing in the first half of 2021 to be similar to 2020.
BellRing management expects fiscal year 2021 capital expenditures of approximately $4 million.
BellRing provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for noncontrolling interest adjustment, separation costs and other charges reflected in BellRing’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding BellRing’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” in BellRing’s fourth quarter and fiscal year 2020 earnings release. BellRing, as a separate publicly-traded company, releases guidance regarding its future performance. These statements are prepared by BellRing’s management, and Post does not accept any responsibility for any such statements.

8th Avenue Standalone Financial Information
Post owns a 60.5% common equity interest in 8th Avenue, which is an unconsolidated affiliate that manufactures and distributes private label peanut and other nut butters, dried fruit and nut products, granola and pasta.
For the fourth quarter, net sales were $229.0 million, an increase of 10.1%, or $21.0 million, compared to the prior year period. Net loss was $2.2 million, an improvement of $6.7 million, compared to the prior year period. Adjusted EBITDA was $22.6 million, an increase of 9.7%, or $2.0 million, compared to the prior year period.
For fiscal year 2020, net sales were $924.2 million, an increase of 10.2%, or $85.7 million, compared to the prior year. Net loss was $6.4 million, an improvement of 63.6%, or $11.2 million, compared to the prior year. Adjusted EBITDA was $94.2 million, an increase of 4.1%, or $3.7 million, compared to the prior year.
As of September 30, 2020, 8th Avenue was capitalized with $24.4 million of unrestricted cash and cash equivalents, $615.9 million of senior secured debt, $60.1 million related to a sale-leaseback transaction, $250.0 million in principal amount of preferred equity and $61.6 million of accumulated, but unpaid, preferred dividends. Summarized financial information for 8th Avenue is disclosed later in this release.
For 8th Avenue, Post management expects fiscal year 2021 Adjusted EBITDA to range between $100-$105 million.
Post provides Adjusted EBITDA guidance for 8th Avenue only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including transaction, integration and sale-leaseback costs, non-cash stock-based compensation and other charges reflected in 8th Avenue’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Post’s Use of Non-GAAP Measures.”
Post’s Use of Non-GAAP Measures
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA for Post and 8th Avenue and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and segment Adjusted EBITDA, as key metrics in the evaluation of underlying company and segment performance, in making financial, operating and planning decisions and, in part, in the determination of cash bonuses for its executive officers and employees. Additionally, Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of Post and its segments and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding Post’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures” later in this release.
Post Conference Call to Discuss Earnings Results and Outlook
Post will host a conference call on Friday, November 20, 2020 at 9:00 a.m. EST to discuss financial results for the fourth quarter and fiscal year 2020 and fiscal year 2021 outlook and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, and Jeff A. Zadoks, Executive Vice President and Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside of the United States. The conference identification number is 3039636. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of Post’s website at www.postholdings.com.
A replay of the conference call will be available through Friday, December 4, 2020 by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside of the United States and using the conference identification number 3039636. A webcast replay also will be available for a limited period on Post’s website in the Investor Relations section.

BellRing Conference Call to Discuss Earnings Results and Outlook
BellRing will host a conference call on Friday, November 20, 2020 at 10:30 a.m. EST to discuss financial results for the fourth quarter and fiscal year 2020 and fiscal year 2021 outlook and to respond to questions. Darcy H. Davenport, President and Chief Executive Officer, and Paul A. Rode, Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (833) 954-1568 in the United States and (409) 216-6583 from outside of the United States. The conference identification number is 4971167. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of BellRing’s website at www.bellring.com. A slide presentation containing supplemental material will also be available at the same location on BellRing’s website.
A replay of the conference call will be available through Friday, December 4, 2020 by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside of the United States and using the conference identification number 4971167. A webcast replay also will be available for a limited period on BellRing’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what Post’s and BellRing’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecasted. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on Post’s conference call are forward-looking statements, including Post’s Adjusted EBITDA outlook for the first half of fiscal year 2021, Post’s capital expenditure outlook for fiscal year 2021, statements regarding the effect of the COVID-19 pandemic on Post’s business, Post’s continuing response to the COVID-19 pandemic, BellRing’s net sales, Adjusted EBITDA and capital expenditures outlook for fiscal year 2021 and Post management’s Adjusted EBITDA outlook for 8th Avenue for fiscal year 2021. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:
•the impact of the COVID-19 pandemic, including negative impacts on the global economy and capital markets, the health of Post’s employees, Post’s ability to manufacture and deliver its products, operating costs, demand for its foodservice and on-the-go products and Post’s operations generally;
•Post’s high leverage, Post’s ability to obtain additional financing (including both secured and unsecured debt), Post’s ability to service its outstanding debt (including covenants that restrict the operation of Post’s business) and a downgrade or potential downgrade in Post’s credit ratings;
•Post’s ability to continue to compete in its product categories and Post’s ability to retain its market position and favorable perceptions of its brands;
•Post’s ability to anticipate and respond to changes in consumer and customer preferences and behaviors and introduce new products;
•changes in economic conditions, disruptions in the U.S. and global capital and credit markets, changes in interest rates, volatility in the market value of derivatives and fluctuations in foreign currency exchange rates;
•disruptions or inefficiencies in Post’s supply chain, including as a result of Post’s reliance on third party suppliers or manufacturers for the manufacturing of many of Post’s products, pandemics (including the COVID-19 pandemic) and other outbreaks of contagious diseases, fires and evacuations related thereto, changes in weather conditions, natural disasters, agricultural diseases and pests and other events beyond Post’s control;
•significant volatility in the cost or availability of inputs to Post’s business (including freight, raw materials, energy and other supplies);
•Post’s ability to hire and retain talented personnel, the ability of Post’s employees to safely perform their jobs, including the potential for physical injuries or illness (such as COVID-19), employee absenteeism, labor strikes, work stoppages and unionization efforts;

•allegations that Post’s products cause injury or illness, product recalls and withdrawals and product liability claims and other related litigation;
•Post’s ability to identify, complete and integrate or otherwise effectively execute acquisitions or other strategic transactions and effectively manage its growth;
•Post’s ability to promptly and effectively realize the strategic and financial benefits expected as a result of the initial public offering of a minority interest in its BellRing Brands business, which consists of Post’s historical active nutrition business;
•impairment in the carrying value of goodwill or other intangibles;
•Post’s ability to successfully implement business strategies to reduce costs;
•legal and regulatory factors, such as compliance with existing laws and regulations, as well as new laws and regulations and changes to existing laws and regulations and interpretations thereof, affecting Post’s business, including current and future laws and regulations regarding food safety, advertising and labeling and animal feeding and housing operations;
•the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;
•the failure or weakening of the RTE cereal category and consolidations in the retail and foodservice distribution channels;
•the ultimate impact litigation or other regulatory matters may have on Post;
•Post’s ability to successfully collaborate with third parties that have invested with Post in 8th Avenue and to effectively realize the strategic and financial benefits expected as a result of the separate capitalization of 8th Avenue;
•costs associated with Bob Evans Farms, Inc.’s (“Bob Evans”) obligations in connection with the sale and separation of its restaurants business in April 2017, which occurred prior to Post’s acquisition of Bob Evans, including certain indemnification obligations under the restaurants sale agreement and Bob Evans’s payment and performance obligations as a guarantor for certain leases;
•Post’s ability to protect its intellectual property and other assets and to continue to use third party intellectual property subject to intellectual property licenses;
•the ability of Post and its customers’, and 8th Avenue’s and its customers’, private brand products to compete with nationally branded products;
•risks associated with Post’s international businesses;
•the impact of the United Kingdom’s exit from the European Union (commonly known as “Brexit”) on Post and its operations;
•costs, business disruptions and reputational damage associated with information technology failures, cybersecurity incidents or information security breaches;
•changes in estimates in critical accounting judgments;
•losses or increased funding and expenses related to Post’s qualified pension or other postretirement plans;
•significant differences in Post’s, 8th Avenue’s and BellRing’s actual operating results from Post’s guidance regarding Post’s and 8th Avenue’s future performance and BellRing’s guidance regarding its future performance;
•Post’s ability and BellRing’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and
•other risks and uncertainties described in Post’s and BellRing’s filings with the Securities and Exchange Commission.

These forward-looking statements represent Post’s judgment as of the date of this release except with respect to BellRing’s guidance regarding its future performance, which represents BellRing’s judgment as of the date of this release. Post disclaims, however, any intent or obligation to update these forward-looking statements.

About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient and convenient nutrition food categories. Through its Post Consumer Brands business, Post is a leader in the North American ready-to-eat cereal category offering a broad portfolio including recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains® and Malt-O-Meal® bag cereal. Post also is a leader in the United Kingdom ready-to-eat cereal category with the iconic Weetabix® brand. As a leader in refrigerated foods, Post delivers innovative, value-added egg and refrigerated potato products to the foodservice channel and the retail refrigerated side dish category, offering side dish, egg, cheese and sausage products through the Bob Evans®, Simply Potatoes® and Crystal Farms® brands. Post’s publicly-traded subsidiary BellRing Brands, Inc. is a holding company operating in the global convenient nutrition category through its primary brands of Premier Protein®, Dymatize® and PowerBar®. Post participates in the private brand food category through its investment with third parties in 8th Avenue Food & Provisions, Inc., a leading, private brand centric, consumer products holding company. For more information, visit www.postholdings.com.

Contact:
Investor Relations

Jennifer Meyer
jennifer.meyer@postholdings.com
(314) 644-7665
Media Relations
Lisa Hanly
lisa.hanly@postholdings.com
(314) 665-3180

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019
Net Sales	$1,411.3	$1,442.8	$5,698.7	$5,681.1
Cost of goods sold	971.0	990.6	3,911.3	3,889.0
Gross Profit	440.3	452.2	1,787.4	1,792.1
Selling, general and administrative expenses	229.8	245.5	934.3	911.6
Amortization of intangible assets	40.1	40.3	160.3	161.3
Loss (gain) on sale of business	—	0.7	—	(126.6)
Impairment of goodwill and other intangible assets	—	63.3	—	63.3
Other operating (income) expenses, net	(8.5)	(0.2)	(7.7)	1.5
Operating Profit	178.9	102.6	700.5	781.0
Interest expense, net	95.3	91.9	388.6	322.4
Loss on extinguishment of debt, net	—	—	72.9	6.1
(Income) expense on swaps, net	(5.3)	105.7	187.1	306.6
Other income, net	(1.9)	(2.1)	(11.5)	(13.2)
Earnings (Loss) before Income Taxes and Equity Method Loss	90.8	(92.9)	63.4	159.1
Income tax expense (benefit)	15.2	(43.5)	3.5	(3.9)
Equity method loss, net of tax	8.3	11.3	30.9	37.0
Net Earnings (Loss) Including Noncontrolling Interest	67.3	(60.7)	29.0	126.0
Less: Net earnings attributable to noncontrolling interest	10.3	0.4	28.2	1.3
Net Earnings (Loss)	57.0	(61.1)	0.8	124.7
Less: Preferred stock dividends	—	—	—	3.0
Net Earnings (Loss) Available to Common Shareholders	$57.0	$(61.1)	$0.8	$121.7

Earnings (Loss) per Common Share:
Basic	$0.85	$(0.84)	$0.01	$1.72
Diluted	$0.83	$(0.84)	$0.01	$1.66

Weighted-Average Common Shares Outstanding:
Basic	67.3	72.9	68.9	70.8
Diluted	68.4	72.9	70.1	75.1

CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	September 30, 2020	September 30, 2019

ASSETS
Current Assets
Cash and cash equivalents	$1,187.9	$1,050.7
Restricted cash	5.5	3.8
Receivables, net	441.6	445.1
Inventories	599.4	579.8
Prepaid expenses and other current assets	53.4	46.9
Total Current Assets	2,287.8	2,126.3

Property, net	1,779.7	1,736.0
Goodwill	4,438.6	4,399.8
Other intangible assets, net	3,197.5	3,338.5
Equity method investments	114.1	145.5
Other assets	329.0	205.5
Total Assets	$12,146.7	$11,951.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$64.9	$13.5
Accounts payable	367.9	395.6
Other current liabilities	541.6	393.8
Total Current Liabilities	974.4	802.9

Long-term debt	6,959.0	7,066.0
Deferred income taxes	784.5	688.5
Other liabilities	599.8	456.9
Total Liabilities	9,317.7	9,014.3

Shareholders’ Equity
Preferred stock	—	—
Common stock	0.8	0.8
Additional paid-in capital	4,182.9	3,734.8
Retained earnings	208.6	207.8
Accumulated other comprehensive loss	(29.3)	(96.8)
Treasury stock, at cost	(1,508.5)	(920.7)
Total Shareholders’ Equity excluding Noncontrolling Interest	2,854.5	2,925.9
Noncontrolling interest	(25.5)	11.4
Total Shareholders’ Equity	2,829.0	2,937.3
Total Liabilities and Shareholders’ Equity	$12,146.7	$11,951.6

SELECTED CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(in millions)

	Year Ended September 30,
	2020	2019
Cash provided by (used in):
Operating activities	$625.6	$688.0
Investing activities, including capital expenditures of $234.6 and $273.9	(218.5)	26.7
Financing activities	(272.0)	(652.4)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	3.8	(2.3)
Net increase in cash, cash equivalents and restricted cash	$138.9	$60.0

SEGMENT INFORMATION (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019
Net Sales
Post Consumer Brands	$471.9	$487.4	$1,949.1	$1,875.9
Weetabix	113.7	104.8	440.4	418.2
Foodservice	320.5	417.6	1,361.8	1,627.4
Refrigerated Retail	223.4	219.1	961.2	907.3
BellRing Brands	282.6	214.5	988.3	854.4
Eliminations	(0.8)	(0.6)	(2.1)	(2.1)
Total	$1,411.3	$1,442.8	$5,698.7	$5,681.1
Segment Profit (Loss)
Post Consumer Brands	$92.9	$87.2	$393.5	$337.1
Weetabix	28.0	25.5	112.3	94.8
Foodservice	(4.9)	39.8	25.6	198.4
Refrigerated Retail	27.1	22.3	125.6	95.1
BellRing Brands	49.0	40.3	164.0	175.1
Total segment profit	192.1	215.1	821.0	900.5
General corporate expenses and other	11.3	46.4	109.0	169.6
Loss (gain) on sale of business	—	0.7	—	(126.6)
Impairment of goodwill and other intangible assets	—	63.3	—	63.3
Interest expense, net	95.3	91.9	388.6	322.4
Loss on extinguishment of debt, net	—	—	72.9	6.1
(Income) expense on swaps, net	(5.3)	105.7	187.1	306.6
Earnings (Loss) before Income Taxes and Equity Method Loss	$90.8	$(92.9)	$63.4	$159.1

SUPPLEMENTAL REFRIGERATED RETAIL SEGMENT INFORMATION (Unaudited)
The below table presents volume percentage changes for the current quarter compared to the prior year quarter for products within the Refrigerated Retail segment.

Product	Volume Percentage Change
All	(5.5)%
Side dishes	0.3%
Egg	(19.2)%
Cheese	(8.7)%
Sausage	15.9%

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Total segment profit
Total segment profit represents the aggregation of the segment profit for each of Post’s reportable segments, which is each of Post’s reportable segment’s earnings/loss before income taxes and equity method earnings/loss before impairment of property, goodwill and other intangible assets, facility closure related costs, restructuring expenses, gain/loss on assets and liabilities held for sale, gain/loss on sale of businesses and facilities, gain on bargain purchase, interest expense and other unallocated corporate income and expenses. Post believes total segment profit is useful to investors in evaluating Post’s operating performance because it facilitates period-to-period comparison of results of segment operations.
Adjusted net earnings and Adjusted diluted earnings per common share
Post believes Adjusted net earnings and Adjusted diluted earnings per common share are useful to investors in evaluating Post’s operating performance because they exclude items that affect the comparability of Post’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings and Adjusted diluted earnings per common share are adjusted for the following items:
a.Income/expense on swaps, net: Post has excluded the impact of non-cash mark-to-market adjustments and cash settlements on interest rate swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and as the amount and frequency of such adjustments and settlements are not consistent.
b.Payments of debt extinguishment costs, net: Post has excluded payments and other expenses for premiums on debt extinguishment, net of gains realized on debt repurchased at a discount, as such payments are inconsistent in amount and frequency. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
c.Gain/loss on sale of business: Post has excluded gains and losses recorded on divestitures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
d.Impairment of goodwill and other intangible assets: Post has excluded expenses for impairments of goodwill and other intangible assets as such non-cash amounts are inconsistent in amount and frequency and Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of
Post’s current operating performance or comparisons of Post’s operating performance to other periods.
e.Transaction costs and integration costs: Post has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures and integration costs incurred to integrate acquired or to-be-acquired businesses as Post believes that these exclusions allow for more meaningful evaluation of Post’s current operating performance and comparisons of Post’s operating performance to other periods. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post or the performance of the divested assets, and such costs are not factored into management’s evaluation of potential acquisitions or Post’s performance after completion of an acquisition or the evaluation to divest an asset. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the acquisitions and divestitures and the maturity of the businesses being acquired or divested. Also, the size, complexity and/or volume of past acquisitions and divestitures, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future acquisitions or divestitures. By excluding these expenses, management is better able to evaluate Post’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for Post. Furthermore, Post believes that the adjustments of these items more closely correlate with the sustainability of Post’s operating performance. Post also has excluded certain expenses incurred to effect BellRing’s separation from Post and to support BellRing’s transition into a separate stand-alone, publicly-traded entity as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these separation costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s or the BellRing Brands segment’s current operating performances or comparisons of Post’s or the BellRing Brands segment’s operating performances to other periods.

f.Gain on bargain purchase: Post has excluded gains recorded for acquisitions in which the fair value of the assets acquired exceeded the purchase price as such amounts are inconsistent in amount and frequency. Post believes such gains are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post, and such amounts are not factored into the performance of acquisitions after their completion.
g.Mark-to-market adjustments on commodity and foreign exchange hedges: Post has excluded the impact of mark-to-market adjustments on commodity and foreign exchange hedges due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items and the amount and frequency of such adjustments are not consistent.
h.Restructuring and facility closure costs, including accelerated depreciation: Post has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
i.Provision for legal settlements: Post has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as Post believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
j.Purchase price adjustment on acquisition: Post has excluded adjustments to the purchase price of an acquisition in excess of one year beyond the acquisition date as such amounts are inconsistent in amount and frequency. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post, and such amounts are not factored into the performance of acquisitions after completion of acquisitions.
k.Assets held for sale: Post has excluded adjustments recorded to adjust the carrying value of facilities and other assets classified as held for sale as such adjustments represent non-cash items and the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these adjustments do not reflect expected ongoing future operating expenses or income and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
l.Mark-to-market adjustments on equity securities: Post has excluded the impact of mark-to-market adjustments on investments in equity securities due to the inherent volatility associated with such amounts based on changes in market pricing variations and as the amount and frequency of such adjustments are not consistent. Additionally, these adjustments are non-cash items and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
m.Debt consent solicitation costs: Post has excluded professional service fees and other related costs in connection with its debt consent solicitation as Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
n.Foreign currency gain/loss on intercompany loans: Post has excluded the impact of foreign currency fluctuations related to intercompany loans denominated in currencies other than the functional currency of the respective legal entity in evaluating Post’s performance to allow for more meaningful comparisons of performance to other periods.
o.Inventory revaluation adjustment on acquired business: Post has excluded the impact of fair value step-up adjustments to inventory in connection with business combinations as such adjustments represent non-cash items, are not consistent in amount and frequency and are significantly impacted by the timing and size of Post’s acquisitions.
p.Advisory income: Post has excluded advisory income received from 8th Avenue as Post believes such income does not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
q.Noncontrolling interest adjustment: Post has included an adjustment to reflect the removal of the portion of the non-GAAP adjustments related to BellRing which are attributable to noncontrolling interest in the calculation of Adjusted net earnings.
r.Income tax effect on adjustments: Post has included the income tax impact of the non-GAAP adjustments using a rate described in the applicable footnote of the reconciliation tables, as Post believes that its GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.
s.U.S. tax reform net benefit: Post has excluded the impact of an income tax benefit recorded in the third quarter of fiscal year 2019 in connection with preparing its fiscal year 2018 corporate income tax returns which related to the (i) re-measurement of its existing deferred tax assets and liabilities and (ii) adjustment to the one-time transition tax on unrepatriated foreign earnings. Post believes that this net benefit as reported is not representative of Post’s current income tax position and exclusion of the benefit allows for more meaningful comparisons of performance to other periods.

Adjusted EBITDA and segment Adjusted EBITDA
Post believes that Adjusted EBITDA is useful to investors in evaluating Post’s operating performance and liquidity because (i) Post believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of Post’s and BellRing’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as Post and BellRing Brands, LLC are required to comply with certain covenants and limitations that are based on variations of EBITDA in their respective financing documents. Post believes that segment Adjusted EBITDA is useful to investors in evaluating Post’s operating performance because it allows for assessment of the operating performance of each reportable segment. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results.
Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for income tax expense/benefit, interest expense, net and depreciation and amortization including accelerated depreciation, and the following adjustments discussed above: income/expense on swaps, net, gain/loss on sale of business, impairment of goodwill and other intangible assets, transaction costs and integration costs, gain on bargain purchase, mark-to-market adjustments on commodity and foreign exchange hedges, restructuring and facility closure costs excluding accelerated depreciation, provision for legal settlements, purchase price adjustment on acquisition, assets held for sale, mark-to-market adjustments on equity securities, debt consent solicitation costs, foreign currency gain/loss on intercompany loans, inventory revaluation adjustment on acquired business and advisory income. Additionally, Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for the following items:
t.Gain/loss on extinguishment of debt, net: Post has excluded gains and losses recorded on extinguishment of debt, inclusive of payments for premiums, the write-off of debt issuance costs and the write-off of net unamortized debt premiums and discounts, net of gains realized on debt repurchased at a discount, as such losses are inconsistent in amount and frequency. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
u.Non-cash stock-based compensation: Post’s and BellRing’s compensation strategies include the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ and stockholders’ investment interests, respectively. After its IPO, BellRing continues to be charged for Post stock-based compensation through the master services agreement with Post. BellRing’s director compensation strategy includes an election by any director who earns retainers in which the director may elect to defer compensation granted as a director to BellRing Class A common stock, earning a match on the deferral, both of which are stock-settled upon the director’s retirement from the BellRing board of directors. Post has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and do not contribute to meaningful comparisons of Post’s and BellRing’s operating performances to other periods.
v.Noncontrolling interest adjustment: Post has included adjustments for (i) the portion of BellRing’s consolidated net earnings/loss which was allocated to noncontrolling interest, resulting in Adjusted EBITDA including 100% of the consolidated Adjusted EBITDA of the BellRing Brands business as Post believes this basis contributes to a more meaningful evaluation of the consolidated operating company performance and (ii) income tax expense/benefit, interest expense, net and depreciation and amortization for Post’s consolidated Weetabix investment which is attributable to the noncontrolling owners of the consolidated Weetabix investment.
w.Equity method investment adjustment: Post has included adjustments for the 8th Avenue equity investment loss and Post’s portion of income tax expense/benefit, interest expense, net and depreciation and amortization for its unconsolidated Weetabix investment accounted for using equity method accounting.

RECONCILIATION OF NET EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS
TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019
Net Earnings (Loss) Available to Common Shareholders	$57.0	$(61.1)	$0.8	$121.7
Dilutive preferred stock dividends	—	—	—	3.0
Net Earnings (Loss) for Diluted Earnings per Share	57.0	(61.1)	0.8	124.7

Adjustments:
(Income) expense on swaps, net	(5.3)	105.7	187.1	306.6
Payments of debt extinguishment costs, net	—	—	49.8	(4.0)
Loss (gain) on sale of business	—	0.7	—	(126.6)
Impairment of goodwill and other intangible assets	—	63.3	—	63.3
Transaction costs	0.1	7.2	5.5	25.5
Integration costs	0.9	6.1	3.5	13.5
Gain on bargain purchase	(11.7)	—	(11.7)	—
Mark-to-market adjustments on commodity and foreign exchange hedges	(7.6)	9.4	6.3	8.7
Restructuring and facility closure costs, including accelerated depreciation	0.3	1.6	2.3	20.5
Provision for legal settlements	—	5.0	0.6	2.4
Purchase price adjustment on acquisition	—	3.8	—	3.8
Assets held for sale	2.7	—	2.7	(0.6)
Mark-to-market adjustments on equity securities	1.4	—	1.4	—
Debt consent solicitation costs	—	—	—	1.3
Foreign currency gain on intercompany loans	(0.3)	—	(0.5)	—
Inventory revaluation adjustment on acquired business	0.4	—	0.4	—
Advisory income	(0.2)	(0.2)	(0.6)	(0.6)
Noncontrolling interest adjustment	0.1	—	(0.1)	—
Total Net Adjustments	(19.2)	202.6	246.7	313.8
Income tax effect on adjustments (1)	1.7	(34.5)	(57.7)	(55.7)
U.S. tax reform net benefit	—	—	—	(4.8)
Adjusted Net Earnings	$39.5	$107.0	$189.8	$378.0

(1) For all periods, income tax effect on adjustments was calculated on all items, except (income) expense on swaps, net, impairment of non-deductible goodwill and gain on bargain purchase, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for (income) expense on swaps, net was calculated using a rate of 21.5%. Income tax effect for impairment of non-deductible goodwill and gain on bargain purchase was calculated using a rate of 0.0%.

RECONCILIATION OF WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING
TO ADJUSTED WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019
Weighted-average shares for diluted earnings (loss) per share	68.4	72.9	70.1	75.1
Effect of securities that were anti-dilutive for diluted earnings (loss) per share:
Stock options	—	1.0	—	—
Stock appreciation rights	—	0.1	—	—
Restricted stock unit awards	—	0.5	—	—
Performance-based restricted stock units	—	0.1	—	—
Adjusted weighted-average shares for adjusted diluted earnings per share	68.4	74.6	70.1	75.1

RECONCILIATION OF DILUTED EARNINGS (LOSS) PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE (Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019
Diluted Earnings (Loss) per Common Share	$0.83	$(0.84)	$0.01	$1.66
Adjustment to Diluted Earnings (Loss) per Common Share (1)	—	0.02	—	—
Adjusted Diluted Earnings (Loss) per Common Share, as calculated using adjusted weighted-average diluted shares (2)	0.83	(0.82)	0.01	1.66

Adjustments:
(Income) expense on swaps, net	(0.07)	1.42	2.67	4.08
Payments of debt extinguishment costs, net	—	—	0.71	(0.05)
Loss (gain) on sale of business	—	0.01	—	(1.69)
Impairment of goodwill and other intangible assets	—	0.85	—	0.84
Transaction costs	—	0.09	0.08	0.34
Integration costs	0.01	0.08	0.05	0.18
Gain on bargain purchase	(0.17)	—	(0.17)	—
Mark-to-market adjustments on commodity and foreign exchange hedges	(0.11)	0.12	0.09	0.12
Restructuring and facility closure costs, including accelerated depreciation	—	0.02	0.03	0.27
Provision for legal settlements	—	0.07	0.01	0.03
Purchase price adjustment on acquisition	—	0.05	—	0.05
Assets held for sale	0.04	—	0.04	(0.01)
Mark-to-market adjustments on equity securities	0.02	—	0.02	—
Debt consent solicitation costs	—	—	—	0.02
Foreign currency gain on intercompany loans	—	—	(0.01)	—
Inventory revaluation adjustment on acquired business	0.01	—	0.01	—
Advisory income	—	—	(0.01)	(0.01)
Total Net Adjustments	(0.27)	2.71	3.52	4.17
Income tax effect on adjustments (3)	0.02	(0.46)	(0.82)	(0.74)
U.S. tax reform net benefit	—	—	—	(0.06)
Adjusted Diluted Earnings per Common Share	$0.58	$1.43	$2.71	$5.03

(1) Represents the effect of the change in adjusted weighted-average diluted shares on reported net earnings/loss available to common shareholders (as reconciled in the prior table), after consideration of the adjustments (which are presented in this table).

(2) Per share adjustments are based on adjusted weighted-average diluted shares (as reconciled in the prior table).

(3) For all periods, income tax effect on adjustments was calculated on all items, except (income) expense on swaps, net, impairment of non-deductible goodwill and gain on bargain purchase, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for (income) expense on swaps was calculated using a rate of 21.5%. Income tax effect for impairment of non-deductible goodwill and gain on bargain purchase was calculated using a rate of 0.0%.

RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019
Net Earnings (Loss)	$57.0	$(61.1)	$0.8	$124.7
Income tax expense (benefit)	15.2	(43.5)	3.5	(3.9)
Interest expense, net	95.3	91.9	388.6	322.4
Depreciation and amortization, including accelerated depreciation	95.8	91.5	370.3	379.6
(Income) expense on swaps, net	(5.3)	105.7	187.1	306.6
Loss on extinguishment of debt, net	—	—	72.9	6.1
Loss (gain) on sale of business	—	0.7	—	(126.6)
Impairment of goodwill and other intangible assets	—	63.3	—	63.3
Non-cash stock-based compensation	12.5	10.5	49.8	38.9
Noncontrolling interest adjustment	9.8	(0.2)	26.4	(0.7)
Equity method investment adjustment	8.5	11.9	31.1	37.7
Transaction costs	0.1	7.2	5.5	25.5
Integration costs	0.9	6.1	3.5	13.5
Gain on bargain purchase	(11.7)	—	(11.7)	—
Mark-to-market adjustments on commodity and foreign exchange hedges	(7.6)	9.4	6.3	8.7
Restructuring and facility closure costs, excluding accelerated depreciation	0.3	1.6	2.4	8.3
Provision for legal settlements	—	5.0	0.6	2.4
Purchase price adjustment on acquisition	—	3.8	—	3.8
Assets held for sale	2.7	—	2.7	(0.6)
Mark-to-market adjustments on equity securities	1.4	—	1.4	—
Debt consent solicitation costs	—	—	—	1.3
Foreign currency gain on intercompany loans	(0.3)	—	(0.5)	—
Inventory revaluation adjustment on acquired business	0.4	—	0.4	—
Advisory income	(0.2)	(0.2)	(0.6)	(0.6)
Adjusted EBITDA	$274.8	$303.6	$1,140.5	$1,210.4
Adjusted EBITDA as a percentage of Net Sales	19.5%	21.0%	20.0%	21.3%

RECONCILIATION OF SEGMENT PROFIT (LOSS) TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED SEPTEMBER 30, 2020
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	BellRing Brands	Corporate/ Other	Total
Segment Profit (Loss)	$92.9	$28.0	$(4.9)	$27.1	$49.0	$—	$192.1
General corporate expenses and other	—	—	—	—	—	(11.3)	(11.3)
Other income, net	—	—	—	—	—	(1.9)	(1.9)
Operating Profit (Loss)	92.9	28.0	(4.9)	27.1	49.0	(13.2)	178.9
Other income, net	—	—	—	—	—	1.9	1.9
Depreciation and amortization	28.2	10.2	31.3	18.7	6.3	1.1	95.8
Non-cash stock-based compensation	—	—	—	—	1.7	10.8	12.5
Noncontrolling interest adjustment	—	(0.5)	—	—	—	—	(0.5)
Equity method investment adjustment	—	0.2	—	—	—	—	0.2
Transaction costs	—	—	—	—	—	0.1	0.1
Integration costs	0.2	—	0.3	0.4	—	—	0.9
Gain on bargain purchase	—	—	—	—	—	(11.7)	(11.7)
Mark-to-market adjustments on commodity and foreign exchange hedges	—	—	(3.4)	—	—	(4.2)	(7.6)
Restructuring and facility closure costs	—	—	—	—	—	0.3	0.3
Assets held for sale	—	—	—	—	—	2.7	2.7
Mark-to-market adjustments on equity securities	—	—	—	—	—	1.4	1.4
Foreign currency gain on intercompany loans	—	—	—	—	(0.3)	—	(0.3)
Inventory revaluation adjustment on acquired business	—	—	0.4	—	—	—	0.4
Advisory income	—	—	—	—	—	(0.2)	(0.2)
Adjusted EBITDA	$121.3	$37.9	$23.7	$46.2	$56.7	$(11.0)	$274.8
Adjusted EBITDA as a percentage of Net Sales	25.7%	33.3%	7.4%	20.7%	20.1%	—	19.5%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED SEPTEMBER 30, 2019
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	BellRing Brands	Corporate/ Other	Total
Segment Profit	$87.2	$25.5	$39.8	$22.3	$40.3	$—	$215.1
General corporate expenses and other	—	—	—	—	—	(46.4)	(46.4)
Loss on sale of business	—	—	—	—	—	(0.7)	(0.7)
Impairment of goodwill and other intangible assets	—	—	—	(63.3)	—	—	(63.3)
Other income, net	—	—	—	—	—	(2.1)	(2.1)
Operating Profit (Loss)	87.2	25.5	39.8	(41.0)	40.3	(49.2)	102.6
Other income, net	—	—	—	—	—	2.1	2.1
Depreciation and amortization, including accelerated depreciation	28.3	8.3	28.8	18.7	6.3	1.1	91.5
Loss on sale of business	—	—	—	—	—	0.7	0.7
Impairment of goodwill and other intangible assets	—	—	—	63.3	—	—	63.3
Non-cash stock-based compensation	—	—	—	—	—	10.5	10.5
Noncontrolling interest adjustment	—	(0.6)	—	—	—	—	(0.6)
Equity method investment adjustment	—	0.6	—	—	—	—	0.6
Transaction costs	—	—	—	—	0.3	6.9	7.2
Integration costs	5.6	—	0.1	0.4	—	—	6.1
Mark-to-market adjustments on commodity and foreign exchange hedges	—	—	3.8	—	—	5.6	9.4
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	—	1.6	1.6
Provision for legal settlements	—	—	5.0	—	—	—	5.0
Purchase price adjustment on acquisition	—	—	—	—	—	3.8	3.8
Advisory income	—	—	—	—	—	(0.2)	(0.2)
Adjusted EBITDA	$121.1	$33.8	$77.5	$41.4	$46.9	$(17.1)	$303.6
Adjusted EBITDA as a percentage of Net Sales	24.8%	32.3%	18.6%	18.9%	21.9%	—	21.0%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
YEAR ENDED SEPTEMBER 30, 2020
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	BellRing Brands	Corporate/ Other	Total
Segment Profit	$393.5	$112.3	$25.6	$125.6	$164.0	$—	$821.0
General corporate expenses and other	—	—	—	—	—	(109.0)	(109.0)
Other income, net	—	—	—	—	—	(11.5)	(11.5)
Operating Profit	393.5	112.3	25.6	125.6	164.0	(120.5)	700.5
Other income, net	—	—	—	—	—	11.5	11.5
Depreciation and amortization, including accelerated depreciation	112.4	35.9	119.6	73.1	25.3	4.0	370.3
Non-cash stock-based compensation	—	—	—	—	6.5	43.3	49.8
Noncontrolling interest adjustment	—	(1.8)	—	—	—	—	(1.8)
Equity method investment adjustment	—	0.2	—	—	—	—	0.2
Transaction costs	—	—	—	—	1.9	3.6	5.5
Integration costs	2.0	—	0.3	1.2	—	—	3.5
Gain on bargain purchase	—	—	—	—	—	(11.7)	(11.7)
Mark-to-market adjustments on commodity and foreign exchange hedges	—	—	(1.9)	—	—	8.2	6.3
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	—	2.4	2.4
Provision for legal settlement	—	—	—	0.6	—	—	0.6
Assets held for sale	—	—	—	—	—	2.7	2.7
Mark-to-market adjustments on equity securities	—	—	—	—	—	1.4	1.4
Foreign currency gain on intercompany loans	—	—	—	—	(0.5)	—	(0.5)
Inventory revaluation adjustment on acquired business	—	—	0.4	—	—	—	0.4
Advisory income	—	—	—	—	—	(0.6)	(0.6)
Adjusted EBITDA	$507.9	$146.6	$144.0	$200.5	$197.2	$(55.7)	$1,140.5
Adjusted EBITDA as a percentage of Net Sales	26.1%	33.3%	10.6%	20.9%	20.0%	—	20.0%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
YEAR ENDED SEPTEMBER 30, 2019
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	BellRing Brands	Corporate/ Other	Total
Segment Profit	$337.1	$94.8	$198.4	$95.1	$175.1	$—	$900.5
General corporate expenses and other	—	—	—	—	—	(169.6)	(169.6)
Gain on sale of business	—	—	—	—	—	126.6	126.6
Impairment of goodwill and other intangible assets	—	—	—	(63.3)	—	—	(63.3)
Other income, net	—	—	—	—	—	(13.2)	(13.2)
Operating Profit	337.1	94.8	198.4	31.8	175.1	(56.2)	781.0
Other income, net	—	—	—	—	—	13.2	13.2
Depreciation and amortization, including accelerated depreciation	117.4	35.0	111.8	74.1	25.3	16.0	379.6
Gain on sale of business	—	—	—	—	—	(126.6)	(126.6)
Impairment of goodwill and other intangible assets	—	—	—	63.3	—	—	63.3
Non-cash stock-based compensation	—	—	—	—	—	38.9	38.9
Noncontrolling interest adjustment	—	(2.0)	—	—	—	—	(2.0)
Equity method investment adjustment	—	0.7	—	—	—	—	0.7
Transaction costs	—	—	—	—	0.4	25.1	25.5
Integration costs	8.6	—	0.3	4.6	—	—	13.5
Mark-to-market adjustments on commodity and foreign exchange hedges	—	—	(2.1)	—	—	10.8	8.7
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	—	8.3	8.3
Provision for legal settlements	—	—	1.6	0.8	—	—	2.4
Purchase price adjustment on acquisition	—	—	—	—	—	3.8	3.8
Assets held for sale	—	—	—	—	—	(0.6)	(0.6)
Debt consent solicitation costs	—	—	—	—	—	1.3	1.3
Advisory income	—	—	—	—	—	(0.6)	(0.6)
Adjusted EBITDA	$463.1	$128.5	$310.0	$174.6	$200.8	$(66.6)	$1,210.4
Adjusted EBITDA as a percentage of Net Sales	24.7%	30.7%	19.0%	19.2%	23.5%	—	21.3%

SELECTED FINANCIAL INFORMATION FOR 8TH AVENUE (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019
Net Sales	$229.0	$208.0	$924.2	$838.5
Gross Profit	$35.4	$35.2	$160.0	$139.6

Net Loss	$(2.2)	$(8.9)	$(6.4)	$(17.6)
Less: Preferred Stock Dividend	8.5	7.7	32.5	29.1
Net Loss Available to 8th Avenue Common Shareholders	$(10.7)	$(16.6)	$(38.9)	$(46.7)

EXPLANATION AND RECONCILIATION OF 8TH AVENUE’S NON-GAAP MEASURE
Post believes that Adjusted EBITDA is useful to investors in evaluating 8th Avenue’s operating performance and liquidity because (i) Post believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of 8th Avenue’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt. Management uses 8th Avenue’s Adjusted EBITDA to provide forward-looking guidance and to forecast future results.
8th Avenue’s Adjusted EBITDA reflects adjustments for interest expense, net, income tax expense/benefit and depreciation and amortization, and the following adjustments:
a.Transaction, integration and sale-leaseback costs: Post has excluded transaction costs related to professional service fees and other related costs associated with (i) signed and closed business combinations, (ii) a sale-leaseback transaction, (iii) the separate capitalization of 8th Avenue and (iv) integration costs incurred to integrate the component business units that comprise the combined 8th Avenue organization. Post believes that these exclusions allow for more meaningful evaluation of 8th Avenue’s current operating performance and comparisons of 8th Avenue’s operating performance to other periods. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of 8th Avenue’s assets or acquired assets as part of 8th Avenue, and such costs are not factored into 8th Avenue management’s evaluation of its performance, its evaluation of potential acquisitions or its performance after completion of an acquisition. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the acquisitions and the maturity of the businesses being acquired. Also, the size, complexity and/or volume of past acquisitions, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding these expenses, 8th Avenue management is better able to evaluate 8th Avenue’s ability to utilize its existing assets and estimate the long-term value that its assets will generate for 8th Avenue. Furthermore, Post believes that the adjustments of these items more closely correlate with the sustainability of 8th Avenue’s operating performance.
b.Gain on bargain purchase: Post has excluded gains recorded for acquisitions in which the fair value of the assets acquired exceeded the purchase price as such amounts are inconsistent in amount and frequency. Post believes such gains are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of 8th Avenue, and such amounts are not factored into the performance of acquisitions after their completion.
c.Non-cash stock-based compensation: 8th Avenue’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. Post has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and do not contribute to meaningful comparisons of 8th Avenue’s operating performance to other periods.
d.Advisory costs: Post has excluded advisory costs payable by 8th Avenue to Post and a third party as Post believes such costs do not contribute to a meaningful evaluation of 8th Avenue’s current operating performance or comparisons of 8th Avenue’s operating performance to other periods.

RECONCILIATION OF 8TH AVENUE’S NET LOSS TO 8TH AVENUE’S ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019
Net Loss	$(2.2)	$(8.9)	$(6.4)	$(17.6)
Interest expense, net	9.6	13.3	47.5	54.8
Income tax (benefit) expense	(3.1)	2.3	(3.0)	(1.4)
Depreciation and amortization	16.4	12.3	54.3	48.7
Integration costs	1.0	0.7	1.9	2.1
Loss (gain) on bargain purchase	0.3	—	(3.1)	—
Non-cash stock-based compensation	0.1	0.7	0.2	1.8
Transaction costs	0.1	—	0.5	1.0
Sale-leaseback costs	—	—	0.7	—
Advisory costs	0.4	0.2	1.6	1.1
Adjusted EBITDA	$22.6	$20.6	$94.2	$90.5
Adjusted EBITDA as a percentage of Net Sales	9.9%	9.9%	10.2%	10.8%